EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., April 27, 2017 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.6 million or $0.46 per diluted share for the quarter ended March 31, 2017, compared to $1.6 million or $0.47 per diluted share for the quarter ended March 31, 2016.

Net interest income after provision for loan losses increased $2,000 for the quarter ended March 31, 2017 as compared to the same prior year period.  Interest income decreased $3,000 when comparing the periods due to a decrease in the average tax-equivalent yield on interest-earning assets from 3.88% for the first quarter of 2016 to 3.70% for the first quarter of 2017, partially offset by an increase in the average balance of interest-earning assets from $671.3 million for the first quarter of 2016 to $704.4 million for the first quarter of 2017.  The decrease in the average tax-equivalent yield for 2017 is primarily due to the effect of purchase accounting adjustments related to the December 2015 acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned bank subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”), headquartered in Shepherdsville, Kentucky.  Interest expense decreased $141,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.39% to 0.26%.  This was partially offset by an increase in the average balance of interest-bearing liabilities from $514.2 million to $546.7 million, respectively.  The decrease in the average cost of funds is primarily due to the repricing of savings and interest-bearing demand deposit accounts acquired from Peoples.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased from 3.49% for the quarter ended March 31, 2016 to 3.44% for the same period in 2017.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $75,000 for the quarter ended March 31, 2016 to $211,000 for the quarter ended March 31, 2017.  The Bank recognized net charge-offs of $179,000 for the quarter ended March 31, 2017 compared to $171,000 for the same period in 2016.

Noninterest income increased $85,000 for the quarter ended March 31, 2017 as compared to the same period in 2016.  Service charges on deposit accounts increased $77,000 when comparing the two periods.  This was partially offset by an $11,000 decrease in commission and fee income.

Noninterest expense increased $165,000 for the quarter ended March 31, 2017 as compared to the same period in 2016, due primarily to increases in data processing expense of $111,000 and net losses on foreclosed real estate of $161,000.  Data processing expense increased when comparing the two periods primarily due to upgraded networks and additional electronic banking customers as a result of the Peoples acquisition.

Total assets increased $18.2 million to $761.9 million at March 31, 2017 from $743.7 million at December 31, 2016.  Investment securities increased $16.3 million as management has sought to invest excess liquidity primarily in government agency mortgage-backed securities and municipal obligations.  Net loans receivable also increased $3.9 million from December 31, 2016 to March 31, 2017.  Deposits increased $17.0 million to $681.7 million at March 31, 2017 due primarily to increases in noninterest-bearing demand deposits and savings accounts.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $8.4 million at December 31, 2016 to $8.3 million at March 31, 2017 as management continues to work to resolve nonperforming assets acquired from Peoples.

At March 31, 2017, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has seventeen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  In March 2016, the Company also acquired property for a proposed branch location near the River Ridge development in Jeffersonville, Indiana.  The Company broke ground on the new office during the quarter ended December 31, 2016 and expects the new office to open in May 2017.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2017	2016
(Dollars in thousands, except per share data)

Total interest income	$6,343	$6,346
Total interest expense	359	500
Net interest income	5,984	5,846
Provision for loan losses	211	75
Net interest income after provision for loan losses	5,773	5,771

Total non-interest income	1,453	1,368
Total non-interest expense	5,155	4,990
Income before income taxes	2,071	2,149
Income tax expense	515	564
Net income	1,556	1,585
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$1,553	$1,582

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.46	$0.47

Diluted	$0.46	$0.47

Weighted average common shares outstanding:
Basic	3,342,052	3,339,103

Diluted	3,347,122	3,341,283

OTHER FINANCIAL DATA

Cash dividends per share	$0.21	$0.21
Return on average assets (annualized)	0.83%	0.88%
Return on average equity (annualized)	8.13%	8.37%
Net interest margin	3.50%	3.58%
Interest rate spread	3.44%	3.49%
Net overhead expense as a percentage
of average assets (annualized)	2.75%	2.79%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2017	2016
(Dollars in thousands)

Cash and cash equivalents	$47,657	$45,835
Interest-bearing time deposits	13,535	14,735
Investment securities	272,187	255,846
Gross loans	388,502	384,540
Allowance for loan losses	3,418	3,386
Earning assets	708,591	684,890
Total assets	761,937	743,658
Deposits	681,659	664,650
Stockholders' equity, net of noncontrolling interest	77,068	75,730
Non-performing assets:
Nonaccrual loans	3,077	2,946
Accruing loans past due 90 days	143	78
Foreclosed real estate	4,417	4,674
Troubled debt restructurings on accrual status	642	742
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.27%	9.30%
Tier 1 - risk based assets	14.07%	14.28%
Total risk-based	14.77%	14.98%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464